Exhibit 99.1

Howard Bancorp, Inc. Reports Third Quarter 2019 Results

BALTIMORE--(BUSINESS WIRE)--October 23, 2019--Howard Bancorp, Inc. (“Howard Bancorp” or the “Company”) (Nasdaq: HBMD), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2019. A summary of results and other developments during the third quarter of 2019 is as follows:

  Net income was $4.6 million for the three months ended September 30, 2019, compared to $2.1 million for the three month period ended June 30, 2019, and $4.0 million for the third quarter of 2018. This represented earnings of $0.24 per basic and diluted common share for the three months ended September 30, 2019, compared to $0.11 per share for the three months ended June 30, 2019 and $0.21 per share for the third quarter of 2018. Pretax income for the third quarter of 2019 was reduced due to a pending $700 thousand charge related to the confidential settlement of a legal suit stemming from mortgages originated at First Mariner Bank prior to its recapitalization in 2014. The second quarter of 2019 pretax income was reduced by $3.6 million with the execution of our previously disclosed branch optimization initiative. The $700 thousand decrease in third quarter 2019 and the $3.6 million decrease in second quarter pretax income, net of tax, reduced basic and diluted earnings per share (“EPS”) by $0.03 and $0.14 respectively leading to operating EPS of $0.27 in the third quarter of 2019 and $0.25 in the second quarter of 2019. The following table summarizes our key performance metrics:
($ in thousands except per share information)
	SEPTEMBER 30, 2019
	Nine Months Ended		Three Months Ended
	Reported	Operating (3)	Reported	Operating (3)

Net interest Income	$ 52,043	$ 52,043	$ 17,215	$ 17,215
Provision	3,443	3,443	608	608
Noninterest Income(1)	15,410	14,752	5,033	5,033
Noninterest Expense(2)	49,717	44,724	15,405	14,705
Pretax Income	14,293	18,627	6,235	6,935
Net income	10,981	14,122	4,637	5,145

Basic EPS	$0.58	$0.74	$0.24	$0.27

ROA	0.66%	0.84%	0.82%	0.91%
ROE	4.85%	6.24%	6.00%	6.66%
Efficiency Ratio	73.70%	66.96%	69.24%	66.09%

NPA’s to Total Assets	1.04%	1.04%	1.04%	1.04%
(1)	Year to date operating noninterest income is $658 thousand less than reported noninterest income to exclude a gain on the sale of securities of $658 thousand recorded in the second quarter of 2019.
(2)

Year to date operating noninterest expense is $5.0 million less than the reported noninterest expense to exclude (i) the $3.6 million of occupancy expenses associated primarily from the remaining lease liability of closing branch locations (ii) a $651,000 penalty from the FHLB for the early repayment of advances associated with a realignment of the securities portfolio incurred in the second quarter of 2019 iii) the $700 thousand charge related to a pending confidential legal settlement recorded in the third quarter of 2019.

(3)

Operating results exclude the impact of revenues and/or expenses associated with second quarter initiatives regarding branch delivery optimization, the sale of investment securities and the restructuring of debt obligations, and the long standing legal case and is a non-GAAP financial measure. For a reconciliation of these non-GAAP financial measures to its comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

  Total assets at September 30, 2019 were $2.3 billion, unchanged from total assets at June 30, 2019 as the Bank directed assets from the lower yielding securities portfolio to a higher yielding loan portfolio. During the third quarter of 2019, we reduced cash levels by $50 million while increasing our investment portfolio by $15 million, our mortgage loans held for sale by $9 million, and our loan portfolio by $29 million. The net portfolio loans growth of $29 million or 1.7% during the third quarter of 2019, or just under 7% on an annualized basis, increased loans from $1.70 billion at June 30, 2019 to just under $1.73 billion at September 30, 2019. Our three core commercial loan categories, Construction, Commercial Real Estate and C&I collectively increased by $31.3 million or 2.7% during the quarter (or nearly 11% annualized growth), while residential and consumer loans declined by $2.5 million.
  Total deposit levels of $1.66 billion decreased by $62 million during the third quarter of 2019, as we reduced institutional CD’s by $63 million while increasing our FHLB borrowings by $57 million. This shift between two non-customer sources of funding was undertaken to reduce the overall cost of these funds. Excluding this shift, our customer sources of total deposits were basically unchanged when comparing September 30, 2019 to June 30, 2019. However the composition of our customer deposits shifted during the third quarter as transaction deposits increased by $11 million or 1.8% during the third quarter, while our more costly money market and CD deposits declined by $9 million. As a result, our transaction deposits of $617 million at September 30, 2019 represented 37.3% of our total deposits compared to 35.3% at June 30, 2019.
  Total common shareholders’ equity increased by $5.3 million or 2%, from $303.5 million at June 30, 2019 to $308.8 million at September 30, 2019. Late in the second quarter of 2019, Howard Bancorp announced a share buyback program that will allow the Company to purchase up to $7 million in common shares if deemed beneficial to the Company’s long-term value. Because of an increase in the market value of the Company’s common shares, fewer than 5 thousand shares were repurchased during the third quarter of 2019.

For the Three Months Ended September 30, 2019

Interest income of $23.0 million for the third quarter of 2019 decreased by $190 thousand or under 1 percent from the $23.1 million recorded in the second quarter of 2019. Although the quarterly average balance of our portfolio loans increased by $36.7 million or 2.2% for the third quarter of 2019 compared to the second quarter, the yield on our loan portfolio declined by 15 basis points primarily due to two prime rate reductions during the third quarter. Howard Bank’s fixed rate loans mitigated the impact of the two prime rate changes totaling 50bps during the third quarter. Higher yielding loans also continued to pay-down or payoff in the present declining rate environment. Also impacting the third quarter interest income was a $35.7 million reduction in the quarterly average balance of our investment portfolio for the third quarter given the sale of $35 million in securities executed late in June of 2019. This transfer of assets as noted earlier mitigated the margin impact of lower market rates, however, overall average earning assets were only $1 million higher for the third quarter compared to the second quarter, while the yield on our earning assets declined from 4.71% for the second quarter to 4.62% for the third quarter.

Interest expense was $5.8 million for both the third quarter of 2019 and the second quarter of 2019. Similarly, the cost of interest bearing liabilities was unchanged at 1.54% for both the second and third quarters of 2019.

Overall, driven by the declining rate environment, the net interest income of $17.2 million for the third quarter of 2019 was essentially flat compared to the $17.4 million in the second quarter of 2019. The declining rate environment modestly impacted the net interest margin (“NIM”) with a NIM of 3.46% for the third quarter of 2019 compared to the second quarter NIM of 3.53%. Fair market value adjustments on acquired loan portfolios continued to have a modest and declining impact on the margin of 7 bps in the third quarter.

The following table represents the NIM as reported each quarter, and the more stable NIM excluding the impact of the additional interest income due to the purchase accounting measures:

	2019				2018
	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Excluding Fair
Value Loan Impact (1)	3.39%	3.44%	3.54%	3.64%	3.66%	3.74%	3.51%

As Reported	3.46%	3.53%	3.64%	3.74%	3.91%	3.83%	3.55%
(1)

The core NIM excludes the impact of purchase accounting adjustments on net interest income and is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Our provision for credit losses for the third quarter of 2019 of $608 thousand returned to more historically normalized levels compared to the second quarter provision of $1.1 million and the $1.7 million provision recorded for the first quarter of 2019. The provision for the third quarter was influenced by $130 thousand in net charge-offs for the quarter and the growth in the loan portfolio. The second quarter provision was increased by an unexpected charge-off of nearly $300 thousand resulting from a claim on the guaranteed portion of an SBA loan that was denied, while the first quarter provision was the result of a large charge-off of a loan that had been reserved during 2018. That loan has subsequently been sold at no additional loss.

Asset quality management has resulted in a stabilization of the ratio of non-performing loans to total loans which was 1.15% for both June 30, 2019 and September 30, 2019, and the ratio of non-performing assets to total assets declined slightly from 1.05% to 1.04% at the same dates.

Third quarter 2019 noninterest revenues of $5.0 million were $800 thousand or 13% lower than the $5.8 million recorded in the second quarter of 2019. However excluding the $658 thousand gain on the sale of securities recorded in the second quarter, the third quarter noninterest revenues declined by only $150 thousand compared to the second quarter. Service charges and other core banking noninterest income for the third quarter were $95 thousand higher than the second quarter, while mortgage related revenues for the third quarter were $245 thousand lower.

Our total noninterest expenses of $15.4 million for the third quarter of 2019 represent a $4.1 million decrease from the $19.5 million of expenses in the second quarter of 2019. As described above, the third quarter of 2019 included $700 thousand in expenses from charges related to the confidential settlement, while the second quarter 2019 expenses included $3.6 million in expenses related to the costs of our branch delivery optimization initiatives as well as $651 thousand of expense related to the early prepayment of a few higher rate FHLB advances. Excluding the impact of these items, total expenses for the third quarter were $14.7 million, which was $457 thousand or 3.0% lower than the $15.2 million for the second quarter of 2019. Third quarter compensation expenses were $333 thousand lower than the second quarter primarily from lower employment tax and benefit costs, occupancy costs were approximately $100 thousand lower mostly due to the branch reductions, while FDIC insurance expenses were $245 thousand lower as we were able to utilize an assessment credit during the quarter instead of having to make our normal quarterly assessment payment. The full results of the branch optimization announced in the second quarter will become more apparent in the fourth quarter as the closed locations continued to operate for most of the third quarter due to customer notification requirements.

Chairman and CEO Mary Ann Scully noted, "The third quarter of 2019 showed continued growth in our core commercial banking activities with over 11% annualized growth in commercial loans, funded to a larger extent by low cost transaction deposits consistent with our strategy. The expense level of the Bank reflected the ongoing emphasis on scale enabled efficiency. These focused revenue and funding activities combined with structural resource allocation help to sustain improved returns. Our consistent profitability combined with very strong capital levels led us to initiate a modest share buyback program late in the second quarter of 2019 with repurchase activities expected to accelerate in order to support improved market valuations.

"The Bank’s ability to cover all growth markets in our footprint with 46% fewer branches than in March of 2018 will lead to significant efficiency gains starting in the fourth quarter and beyond while these improvements in our branch delivery network are also strategically more consistent with customer behaviors. We have recently renegotiated a core data processing contract resulting in not only high six figure savings annually, but also improved access to better reporting systems for the bank and its commercial clients. In addition to increasing efficiencies, this allows for the investment of certain financial resources into those higher growth commercial activities in the areas of our market that are currently experiencing significant disruption due to industry consolidation, management turnover and numerous denovo banking activities. The disruption that is occurring and is expected to accelerate creates a helpful tailwind for us.

"The company is optimistic about our ability to not only navigate but to differentiate ourselves in a very challenging interest rate and competitive environment. We are confident in successful execution of these multiple strategic activities that are all designed to leverage our position as the largest locally headquartered and only commercially focused bank in our region."

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard's goodwill or other intangible assets; system failure or cybersecurity breaches of Howard's network security; Howard's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard’s Form 10-K for the year ended December 31, 2018 and other documents filed by Howard with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Nine months ended		Three months ended
(Dollars in thousands, except per share data.)	September 30,		Sept 30	Jun 30	Sept 30
Income Statement Data:	2019	2018	2019	2019	2018
Interest income	$68,884	$57,961	$22,955	$23,145	$22,436
Interest expense	16,841	9,286	5,740	5,791	3,789
Net interest income	52,043	48,675	17,215	17,354	18,647
Provision for credit losses	3,443	3,241	608	1,110	696
Noninterest income	15,410	14,177	5,033	5,841	3,856
Merger and restructuring expenses		15,461	-	-	(212)
Other noninterest expense	49,717	49,227	15,405	19,454	16,608
Pre-tax income/(loss)	14,293	(5,077)	6,235	2,631	5,411
Federal and state income tax expense/(benefit)	3,312	(1,103)	1,598	543	1,432
Net income/(loss)	10,981	(3,974)	4,637	2,088	3,979

Per share data and shares outstanding:
Net income/(loss) per common share-basic	$0.58	$(0.23)	$0.24	$0.11	$0.21
Book value per common share at period end	$16.18	$15.42	$16.18	$15.92	$15.42
Tangible book value per common share at period end	$12.24	$11.00	$12.24	$11.94	$11.00
Average common shares outstanding	19,064,235	17,058,217	19,078,561	19,061,164	19,025,855
Shares outstanding at period end	19,081,777	19,033,864	19,081,777	19,063,080	19,033,864

Financial Condition data:
Total assets	$2,293,475	$2,153,419	$2,293,475	$2,295,634	$2,153,419
Loans receivable (gross)	1,729,880	1,624,484	1,729,880	1,701,020	$1,624,484
Allowance for credit losses	(9,598)	(7,224)	(9,598)	(9,120)	$(7,224)
Other interest-earning assets	295,677	274,978	295,677	319,023	$274,978
Transaction deposits	617,194	618,299	617,194	606,178	$618,299
Total deposits	1,655,623	1,624,629	1,655,623	1,717,216	$1,624,629
Borrowings	302,353	227,953	302,353	248,811	$227,953
Total shareholders' equity	308,752	293,550	308,752	303,527	$293,550
Common equity	308,752	293,550	308,752	303,527	$293,550

Average assets	$2,236,168	$1,940,469	$2,244,259	$2,246,800	$2,157,797
Average shareholders' equity	302,616	256,050	306,636	303,599	291,005
Average common shareholders' equity	302,616	256,050	306,636	303,599	291,005

Selected performance ratios:
Return on average assets	0.66%	(0.27)%	0.82%	0.37%	0.73%
Return on average common equity	4.85%	(2.07)%	6.00%	2.76%	5.43%
Net interest margin(1)	3.54%	3.79%	3.46%	3.53%	3.91%
Efficiency ratio(2)	73.71%	102.92%	69.24%	83.87%	72.86%

Asset quality ratios:
Nonperforming loans to gross loans	1.15%	1.69%	1.15%	1.13%	1.69%
Allowance for credit losses to loans	0.55%	0.44%	0.55%	0.54%	0.44%
Allowance for credit losses to nonperforming loans	48.09%	26.33%	48.09%	47.24%	26.33%
Nonperforming assets to loans and other real estate	1.38%	1.94%	1.38%	1.41%	1.94%
Nonperforming assets to total assets	1.04%	1.46%	1.04%	1.05%	1.46%

Capital ratios:
Leverage ratio	9.39%	8.86%	9.39%	9.06%	8.86%
Tier I risk-based capital ratio	10.83%	10.39%	10.83%	10.52%	10.39%
Total risk-based capital ratio	12.87%	11.01%	12.87%	12.55%	11.01%
Average equity to average assets	13.53%	13.20%	13.66%	13.51%	13.49%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	Sept 30,	June 30,	March 31,	December 31,	Sept 30,
	2019	2019	2019	2018	2018
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$74,655	$124,868	$97,054	$100,976	$101,292
Federal funds sold	354	193	408	522	366
Total cash and cash equivalents	75,009	125,061	97,462	101,498	101,658

Interest bearing deposits with banks	-	-	-	-	-

Investment Securities:
Available-for-sale	164,026	151,685	191,860	223,858	125,673
Held-to-maturity	9,750	9,750	9,250	9,250	9,250
Federal Home Loan Bank stock, at cost	13,642	11,220	11,050	11,786	10,511
Total investment securities	187,418	172,655	212,160	244,894	145,434

Loans held-for-sale	46,713	37,680	26,815	21,261	28,253

Loans	1,729,880	1,701,020	1,647,178	1,649,751	1,624,484
Allowance for credit losses	(9,598)	(9,120)	(8,754)	(9,873)	(7,224)
Net loans	1,720,282	1,691,900	1,638,424	1,639,878	1,617,260

Accrued interest receivable	6,749	7,155	7,244	6,941	6,488

Bank premises and equipment, net	42,743	42,876	44,721	45,137	49,765

Other assets:
Goodwill	65,949	65,949	65,949	70,697	71,824
Bank owned life insurance	75,364	75,060	74,601	74,153	73,699
Other intangibles	9,186	9,932	10,698	11,482	12,282
Other assets	64,061	67,366	72,485	50,573	46,756
Total other assets	214,561	218,307	223,733	206,905	204,561
Total assets	$2,293,475	$2,295,634	$2,250,559	$2,266,514	$2,153,419

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Total transaction deposits	$617,194	$606,178	$654,346	$656,522	$618,299
Interest bearing non-transaction deposits	1,038,429	1,111,038	1,019,122	1,029,284	1,006,330
Total deposits	1,655,623	1,717,216	1,673,468	1,685,806	1,624,629
Borrowed funds	302,353	248,811	250,363	276,653	227,953
Other liabilities	26,748	26,080	26,199	9,372	7,287
Total liabilities	1,984,723	1,992,107	1,950,030	1,971,831	1,859,869
Shareholders' equity:
Common stock – $.01 par value	191	191	191	190	190
Additional paid-in capital	276,431	276,218	276,128	275,843	275,770
Retained earnings	29,258	24,621	22,533	18,277	18,131
Accumulated other comprehensive income/(loss), net	2,872	2,497	1,677	373	(541)
Total shareholders' equity	308,752	303,527	300,529	294,683	293,550
Total liabilities and shareholders' equity	$2,293,475	$2,295,634	$2,250,559	$2,266,514	$2,153,419

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$233,616	$227,646	$223,881	$212,504	$209,444
Tier 1 Leverage (to average assets)	9.39%	9.06%	9.04%	8.91%	8.86%
Common Equity Tier 1 Capital (to risk weighted assets)	10.83%	10.52%	10.58%	10.16%	10.39%
Tier 1 Capital (to risk weighted assets)	10.83%	10.52%	10.58%	10.16%	10.39%
Total Capital Ratio (to risk weighted assets)	12.87%	12.55%	12.62%	12.31%	11.01%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$19,960	$19,305	$20,936	$24,722	$27,437
Real estate owned	3,926	4,702	4,392	4,392	4,097
Total non-performing assets	$23,886	$24,007	$25,328	$29,114	$31,534

Non-performing loans to total loans	1.15%	1.13%	1.27%	1.50%	1.69%
Non-performing assets to total assets	1.04%	1.05%	1.13%	1.28%	1.46%
ALLL to total loans	0.55%	0.54%	0.53%	0.60%	0.44%
ALLL to non-performing loans	48.09%	47.24%	41.81%	39.94%	26.33%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	Sept 30,	June 30,	March 31,	December 31,	Sept 30,
	2019	2019	2019	2018	2018

Total interest income	$22,955	$23,145	$22,784	$22,428	$22,436
Total interest expense	5,740	5,791	5,310	4,485	3,789
Net interest income	17,215	17,354	17,474	17,943	18,647
Provision for credit losses	(608)	(1,110)	(1,725)	(2,850)	(696)
Net interest income after provision for credit losses	16,607	16,244	15,749	15,093	17,951

NON-INTEREST INCOME:
Service charges and other income	2,124	2,687	2,550	2,205	2,198
Mortgage banking income	2,909	3,154	1,985	1,478	1,658

Total non-interest income	5,033	5,841	4,535	3,683	3,856

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,939	8,272	8,034	7,503	8,691
Occupancy expense	1,442	5,183	1,571	4,493	1,990
Marketing expense	545	484	457	689	540
FDIC insurance	36	281	287	424	430
Professional fees	747	718	785	705	743
Other real estate owned related expense	393	104	27	399	83
Merger and restructuring	-	-	-	88	(212)
Other	4,303	4,412	3,696	4,122	4,131
Total non-interest expense	15,405	19,454	14,857	18,423	16,396

Income before income taxes	6,235	2,631	5,427	353	5,411

Income tax expense	1,598	543	1,171	207	1,432

NET INCOME	$4,637	$2,088	$4,256	$146	$3,979

PRETAX INCOME EXCLUDING MERGER ITEMS	6,235	2,631	5,427	441	5,199

EARNINGS PER SHARE – Basic	$0.24	$0.11	$0.22	$0.01	$0.21
EARNINGS PER SHARE – Diluted	$0.24	$0.11	$0.22	$0.01	$0.21

Average common shares outstanding – Basic	19,078,561	19,061,164	19,052,694	19,035,316	19,025,855
Average common shares outstanding – Diluted	19,081,963	19,067,624	19,066,791	19,041,880	19,035,192

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.82%	0.37%	0.78%	0.03%	0.73%
Return on average common equity	6.00%	2.76%	5.80%	0.20%	5.43%
Net interest margin	3.46%	3.53%	3.64%	3.74%	3.91%
Efficiency ratio	69.24%	83.87%	67.50%	85.19%	72.86%
Tangible common equity	10.53%	10.26%	10.30%	9.73%	10.12%

Average Balance and Yields

	Three months ended September 30,			Three months ended June 30,
	2019			2019
	Average	Income	Yield	Average	Income	Yield
(dollars in thousands)	Balance	/ Expense	/ Rate	Balance	/ Expense	/ Rate
Earning assets
Loans and leases:
Commercial loans and leases	$371,745	$4,646	4.96%	$345,180	$4,478	5.20%
Commercial real estate	676,046	8,481	4.98	664,079	8,407	5.08
Construction and land	121,296	1,701	5.57	116,057	1,686	5.83
Residential real estate	488,053	5,405	4.39	493,003	5,598	4.55
Consumer	49,068	606	4.90	51,174	641	5.02
Total loans and leases	1,706,208	20,839	4.85	1,669,493	20,810	5.00
Loans held for sale	36,326	344	3.76	30,432	321	4.23
Other earning assets	56,732	273	1.91	62,629	274	1.76
Securities:
U.S Gov agencies	62,154	450	2.87	97,128	669	2.76
Mortgage-backed	86,539	665	3.05	87,954	699	3.19
Corporate debentures	9,750	149	6.06	9,277	143	6.18
Other investments	13,830	235	6.74	13,595	229	6.75
Total securities	172,273	1,499	3.45	207,954	1,740	3.36
Total earning assets	1,971,539	22,955	4.62	1,970,508	23,145	4.71
Cash and due from banks	16,442			13,853
Bank premises and equipment, net	42,929			44,567
Other assets	222,668			226,852
Less: allowance for credit losses	(9,319)			(8,980)
Total assets	$2,244,259			$2,246,800
Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$179,038	$181	0.40%	$207,159	$248	0.48%
Money market	359,295	761	0.84	354,808	670	0.76
Savings	134,312	63	0.19	139,673	66	0.19
Time deposits	565,568	3,057	2.14	566,284	3,020	2.14
Total interest-bearing deposits	1,238,213	4,062	1.30	1,267,924	4,004	1.27
Short-term borrowings	211,315	1,204	2.26	125,292	754	2.41
Long-term borrowings	28,161	474	6.68	110,474	1,033	3.75
Total interest-bearing funds	1,477,689	5,740	1.54	1,503,690	5,791	1.54
Noninterest-bearing deposits	434,701			414,502
Other liabilities	25,233			25,009
Total liabilities	1,937,623			1,943,201
Shareholders' equity	306,636			303,599
Total liabilities & equity	$2,244,259			$2,246,800
Net interest rate spread		$17,215	3.08%		$17,354	3.17%
Effect of noninterest-bearing funds			0.39			0.37
Net interest margin on earning assets			3.46%			3.53%

Reconciliation of Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheets or statements of cash flows.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

The Company's management uses non-GAAP financial measures as management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

Net Interest Margin

The Company recognizes interest income and interest expense from the amortization and/or accretion of purchase accounting fair value measures incurred in connection with recent acquisitions that are based upon customer activities, such as prepayments of loans and can create volatility in the reported NIM when measuring comparable periods.

Following is a reconciliation of the core NIM results excluding the impact of net interest income recognized from purchase accounting adjustments and the GAAP basis information presented in this release:

(in thousands)
	2019			2018
	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Net Interest Income As reported (1)	17,216	17,354	17,474	17,943	18,647	17,880	12,148

Purchase accounting adjustments on loans included in interest income	384	461	464	488	1,196	481	147

Net Interest Income excluding purchase accounting adjustments (2)	16,831	16,893	17,010	17,455	17,451	17,399	12,001

Average earning assets	1,971,539	1,970,508	1,947,944	1,901,967	1,890,093	1,868,241	1,387,967

NIM using net interest income

As Reported (1)	3.46%	3.53%	3.64%	3.74%	3.91%	3.83%	3.55%

Excluding purchase accounting adjustments (2)	3.39%	3.44%	3.54%	3.64%	3.66%	3.74%	3.51%

Noninterest Income and Noninterest Expenses

In the second quarter of 2019, the Company recognized expenses in connection with the continued execution of its branch delivery optimization initiative under which it will close several branch locations as well as other revenue and expense items that are considered to be infrequent in nature.

Following is a reconciliation of the operating results excluding infrequent revenues and expenses and other infrequent items and the GAAP basis information presented in this release:

Nine Month Period Ending September 30, 2019

HOWARD BANCORP, INC.
	Nine months ended
(Dollars in thousands, except per share data.)	September 30, 2019
Income Statement Data:	Reported	Infrequent	Operating
Interest income	$68,884		$68,884
Interest expense	16,841		16,841
Net interest income	52,043	-	52,043
Provision for credit losses	3,443		3,443
Noninterest income	15,410	(658)	14,752
Merger and restructuring expenses		-
Other noninterest expense	49,717	(4,992)	44,724
Pre-tax income	14,293	4,334	18,627
Federal and state income tax expense	3,312	1,193	4,504
Net income	10,981	3,141	14,122

Per share data and shares outstanding:
Net income per common share-basic	$0.58	$0.16	$0.74
Average common shares outstanding	19,064,235	19,064,235	19,064,235
Shares outstanding at period end	19,081,777	19,063,080	19,081,777

Selected performance ratios:
Return on average assets	0.66%		0.84%
Return on average common equity	4.85%		6.24%
Efficiency ratio	73.71%		66.96%

Three month Period Ending September 30, 2019

HOWARD BANCORP, INC.
	Three months ended
(Dollars in thousands, except per share data.)	September 30, 2019
Income Statement Data:	Reported	Infrequent	Operating
Interest income	$22,955		$22,955
Interest expense	5,740		5,740
Net interest income	17,215	-	17,215
Provision for credit losses	608		608
Noninterest income	5,033		5,033
Merger and restructuring expenses	-	-
Other noninterest expense	15,405	(700)	14,705
Pre-tax income	6,235	700	6,935
Federal and state income tax expense	1,598	193	1,790
Net income	4,637	507	5,145

Per share data and shares outstanding:
Net income per common share-basic	$0.24	$0.03	$0.27
Average common shares outstanding	19,078,561	19,078,561	19,078,561
Shares outstanding at period end	19,081,777	19,063,080	19,081,777

Selected performance ratios:
Return on average assets	0.82%		0.91%
Return on average common equity	6.00%		6.66%
Efficiency ratio	69.24%		66.09%

Year to date operating noninterest income is $658 thousand less than reported noninterest income to exclude a gain on the sale of securities of $658 thousand recorded in the second quarter of 2019.

Year to date operating noninterest expense is $5.0 million less than the reported noninterest expense to exclude (i) the $3.6 million of occupancy expenses associated primarily from the remaining lease liability of closing branch locations (ii) a $651,000 penalty from the FHLB for the early repayment of advances associated with a realignment of the securities portfolio incurred in the second quarter of 2019 iii) and the $700 thousand charge related to a pending confidential legal settlement recorded in the third quarter of 2019.

Contacts

Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020